Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Appleton Papers Inc. of our reports dated March 24, 2004 and March 4, 2002 relating to the financial statements and financial statement schedule of Paperweight Development Corp. and Subsidiaries, and Appleton Papers Inc. and Subsidiaries, respectively, which appear in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firms” and “Selected Historical Consolidated Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

August 17, 2004